EXHBIIT 19.1

STATEMENT OF CORPORATE POLICY

TO PREVENT INSIDER TRADING

This Statement of Corporate Policy to prevent insider trading (this “Policy Statement”) is intended to prevent the misuse of Material Non-Public Information (as defined below) by directors, Officers1, employees, and consultants (“Covered Persons”) of Global Self Storage, Inc. and its subsidiaries (collectively, the “Company”) with regard to any security issued by the Company, or any security that is convertible into or exchangeable for any security issued by the Company (collectively, the “Company Securities”), or any security issued by any other entity in which a Covered Person uses Material Non-Public Information obtained in his or her capacity for the Company that has not been disclosed to the public as the basis for purchasing, selling, or otherwise transferring such security.

SECTION I. POLICY ON INSIDER TRADING

1.
Policy

It is the Company’s policy to comply with all applicable securities laws and regulations. No Covered Person shall unlawfully trade Company Securities or other securities, either personally or on behalf of others, while in possession of Material Non-Public Information or unlawfully communicate Material Non-Public Information to others. This conduct is frequently referred to as “insider trading.” Covered Persons subject to this Policy Statement are responsible for ensuring that Family Members2 of their household comply with this Policy Statement. This Policy Statement also applies to any entities controlled by Covered Persons subject to the Policy Statement, including any corporations, limited liability companies, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy Statement as if they were for the Covered Person’s own account. Every Covered Person should read and retain this Policy Statement. Any questions regarding this Policy Statement should be referred to the Company’s Chief Compliance Officer (“CCO”).

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the unlawful use of Material Non-Public Information to trade in securities (whether or not one is an “insider”) or to unlawful communications of Material Non-Public Information to others.

1 “Officer” means: (1) all employees who meet the definition of “officer” under Section 16 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) and (2) those employees of the Company set forth on Schedule I hereto (which may be amended by the CCO in his sole discretion from time to time).

2 “Family Members” means any family members who reside with you (e.g., a spouse, a child, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities or other securities you direct or are subject to your influence or control (e.g., parents or children who consult with you before they trade in Company Securities or other securities).

While the law concerning insider trading may change with new court decisions, generally the law prohibits:

i.
trading by an insider, while in possession of Material Non-Public Information;

ii.
trading by a non-insider, while in possession of Material Non-Public Information, in which the Material Non-Public Information either was disclosed to the non-insider in violation of a Covered Person’s duty to keep it confidential or was misappropriated; and

iii.
communicating Material Non-Public Information to others in certain circumstances.

Insider trading is a crime, and the Securities and Exchange Commission (the “SEC”), U.S. attorneys, state enforcement authorities, and foreign authorities pursue violations vigorously. Violations can result in severe penalties, including significant fines and imprisonment. The purchase or sale of securities while aware of Material Nonpublic Information, or the disclosure of Material Nonpublic Information to others who then trade in Company Securities, is prohibited by the federal and state securities laws. Although regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” within the organization if they fail to take reasonable steps to prevent insider trading by company personnel. Authorities may also hold a person liable as an aider and abettor of someone else who conducted insider trading. An individual’s failure to comply with this Policy Statement may also subject the individual to Company-imposed sanctions, including termination for cause, regardless of whether the noncompliance violates the law.

2.
Questions and Answers

Q: Who is an insider?

A: The concept of “insider” is broad. It includes Covered Persons. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to the information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, a person may become a temporary insider of another person or entity it advises or for which it performs other services.

Q: What is Material Non-Public Information?

A: “Material Non-Public Information” is any information about a company, or the market for a company’s securities, that has not been generally disclosed to the marketplace, the dissemination of which is likely to be considered important by reasonable investors in determining whether to trade in such securities. All information about the Company or its business plans is potentially “insider” information until publicly disclosed by the Company. If information about the Company is Material Non-Public Information, Covered Persons must, in accordance with this Policy Statement, refrain from trading and from passing the information on to others. Similarly, information received about another company in circumstances indicating that such information is subject to a confidentiality agreement or arrangement or is otherwise not yet in general circulation should be considered Material Non-Public Information and treated accordingly.

Common examples of information that may be regarded as material, assuming the same has not been publicly disclosed by the Company are: an earnings estimate or revision of a previously released earnings estimate; projections of future earnings or losses; a material new business venture for the Company; a significant expansion or curtailment of operations; a significant increase or decrease in sales or earnings; a merger, acquisition or joint venture; significant borrowing or a default; liquidity problems; major litigation; news of a significant purchase or sale of property or assets or the disposition of a subsidiary; changes in dividend policies or the declaration of a share spilt or the offering of additional securities; extraordinary management developments; or other information that, if known, reasonably could influence investment decisions.

SECTION II. PROCEDURES

If you have any questions about these procedures, you should consult the CCO.

A.
Identify Inside Information

Before trading for yourself or others in the securities of a company about which you may have potential inside information, ask yourself the following questions:

i.
Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

ii.
Is the information non-public? To whom has this information been provided? Has the information been communicated to the marketplace?

If, after consideration of the above, you believe that the information is material and non-public, or if you have questions as to whether the information is material and non-public, you should take the following steps.

i.
Report the matter immediately to the CCO.

ii.
Do not purchase or sell the securities on behalf of yourself or others.

iii.
Do not communicate the information inside or outside the Company, other than to the CCO.

iv.
After the CCO has reviewed the issue, you will be instructed to observe the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

B.
Black-Out Period Guidelines

All Officers and directors of the Company (“Senior Covered Persons”) are subject to black-out periods during which they should not conduct any transactions involving Company Securities. Each black-out period begins on the fifteenth (15th) calendar day of the last month prior to the close of each fiscal quarter or year for which the Company intends to release financial results and ends after completion of the first (1st) full trading day after the public release (e.g., by means of a publicly accessible press release, conference call, website posting, or governmental filing) of the Company’s financial results for that particular fiscal quarter or year, or during any other trading suspension period declared by the Company (the “Black-Out Period”). For example, if the Company released its quarterly financial results at any time on a Monday, the first day on which an insider could trade generally would be Wednesday.

Notwithstanding the foregoing, a transaction may be exempt from the Black-Out Period guidelines if it is made pursuant to a written trading plan that has been approved in writing in advance of a Black-Out Period, while the insider was not in possession of Material Non-Public Information, by the CCO and that meets all of the requirements of the SEC’s rules and regulations, including Rule 10b5-1 of the Exchange Act.

The Black-Out Period guidelines may be waived at the discretion of the CCO or the Company’s board of directors. Additional guidelines relating to black-out periods may be implemented with regard to certain employees or groups from time to time who are in possession of non-public information regarding potentially significant matters.

C.
Hedging Transactions

Hedging transactions involving Company Securities can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as puts, calls, prepaid variable forwards, equity swaps, short sales, collars and exchange funds. Such hedging transactions may permit a person to acquire or continue to own Company Securities, but without the full risks and rewards of ownership. When that occurs, a person may no longer have the same objectives as the Company’s other shareholders. Therefore, no Senior Covered Person may hedge the value of Company Securities, even if such Senior Covered Person is not in possession of Material Non-Public Information. In the event that a Senior Covered Person has a question whether a particular transaction would constitute a hedging transaction, such Senior Covered Person should seek advice from the CCO prior to executing such proposed transaction. The CCO, in his or her sole discretion, will determine and advise the Senior Covered Person whether such proposed transaction would constitute a hedging transaction and would be prohibited by this Policy Statement.

D.
Preclearance and Report All Company Securities Trading

All Senior Covered Persons of the Company should obtain written clearance from the CCO or Assistant CCO prior to effecting any transaction involving Company Securities in which they are parties, even if the proposed transaction is to take place outside of the Black-Out Period. The CCO should obtain written clearance from the Company’s Chief Executive Officer, Chief Financial Officer, or Assistant CCO prior to effecting any transaction involving Company Securities in which they are parties, even if the proposed transaction is to take place outside of the Black-Out Period. Preclearance should not be understood to represent legal advice by the Company that a proposed transaction complies with applicable laws.

All Senior Covered Persons of the Company should submit a report of every transaction involving Company Securities in which they have participated promptly after such transaction. The report should include the name of the Company Security, date of the transaction, quantity, price, and broker-dealer through which the transaction was effected. The requirement may be satisfied by sending duplicate confirmations of such trades to the attention of the Company’s Compliance Department.

E.
Restrict Access to Material Non-public Information

With respect to information in your possession that you identify as material and non-public, care should be taken so that such information is secure. For example, files containing Material Non-Public Information and access to computer files containing Material Non-Public Information should be restricted from public access by means of passwords.

F.
Resolve Issues Concerning Insider Trading

If, after consideration of the items set forth above, doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it should be discussed with the CCO before trading or communicating the information to anyone.

G.
Section 16 and Rule 144

Each director or Officer who meets the definition of “insider” under Section 16 of the Exchange Act shall comply with applicable filing requirements thereunder. If applicable, each Covered Person shall comply with Rule 144 promulgated under the Securities Act of 1933, as amended. Although the obligation to file any reports under the foregoing provisions remains the responsibility of the Covered Person, if requested, the Company may assist Officers and directors in the timely filing of required reports under the foregoing provisions.

8. Policy Administration and Interpretation

This Policy Statement was adopted by and is subject to periodic review by the Company’s board of directors. The CCO shall be responsible for the day-to-day administration of this Policy Statement. All decisions and interpretations by the CCO shall be final and not subject to further review. This Policy Statement supersedes any previous policy of the Company concerning securities trading. In the event of any conflict or inconsistency between this Policy Statement and other materials previously distributed by the Company, this Policy Statement shall govern.

If you have any questions about this Policy Statement or its application to any proposed transaction, please contact the CCO for additional guidance.

9. Certification

The Company may periodically require Covered Persons to certify that they have received, read, understand, and agree to comply with this Policy Statement. Notwithstanding, all Covered Persons are bound by the Policy Statement regardless of the Company’s receipt of a certification.

Schedule I

•
Chief Executive Officer
•
Chief Financial Officer
•
Senior Vice President – Operations
•
General Counsel
•
Chief Compliance Officer
•
Vice President, Finance
•
Controller
•
Head of Investor Relations
•
All employees of the Company who hold positions at, or more senior than, the Vice President level
•
All employees of the Company within the Finance, Accounting, Legal, and Compliance departments determined to have material insider information